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Exhibit 99.1

        ANNUAL REPORT

For the fiscal year ended September 30, 2002

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

4-D NEUROIMAGING
9727 Pacific Heights Blvd., San Diego, California 92121-3719
(Name of issuer of the securities held pursuant to
the plan and the address of its principal executive office)

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

Index To Financial Statements

REPORT OF INDEPENDENT ACCOUNTANTS

To the Administrative Committee and Participants of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan:

We have audited the accompanying statements of net assets available for benefits of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the Plan) as of September 30, 2002 and 2001 and the related statements of changes in net assets available for benefits for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Plan's Administration. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2002 and 2001, and the changes in net assets available for benefits for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ SWENSON ADVISORS, LLP
An Accountancy Firm
San Diego, California
January 9, 2003

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	September 30,
	2002	2001
Cash and cash equivalents	$—	$51,814
Participant contributions receivable	—	4,499

	—	56,313

Liabilities:
Payable to participants	—	(6,101)

Net assets available for benefits	$—	$50,212

See accompanying notes to financial statements

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended September 30,
	2002	2001	2000
Participant contributions	$8,097	$104,386	$104,679
Interest income	122	1,282	2,526
Benefits paid to participants	(58,431)	(55,456)	(185,296)

Net increase (decrease) in net assets available for benefits	(50,212)	50,212	(78,091)
Net assets available for benefits:
Beginning of year	50,212	—	78,091

End of year	$—	$50,212	$—

See accompanying notes to financial statements

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

Note A. Plan Description

        In January 1992, the shareholders approved the establishment of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Plan") under Section 423 of the Internal Revenue Code. The Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in Biomagnetic Technologies, Inc. (the "Company") through the acquisition of purchase rights, implemented in a series of purchase periods. The Plan is administered by a committee of two or more members of the Company's board of directors, (the "Plan Administrator"), as appointed by such board. In March 2000, the Company changed its name from Biomagnetic Technologies, Inc. to 4-D Neuroimaging ("4-D") and maintained the original name of this Plan.

        Generally, employees are eligible for participation in the Plan in the calendar quarter following their first 90 days of continuous employment with the Company. After enrollment, payroll deductions are made to acquire shares under the Plan up to a maximum of the lesser of 15% of base salary or $25,000 per calendar year. Participants are fully vested at all times in the portion of their account attributable to their contributions. A participant may purchase a maximum of 40,000 shares during any one-purchase period. In addition, each participant is limited to purchases of $25,000 worth of the Company's stock when combined with any other Company stock purchase plan during any calendar year. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant, own more than 5% of the total combined voting power of the Company.

        The purchase price of the shares is the lesser of 85% of the fair market value of the shares on the date the purchase right is granted or 85% of the fair market value of the shares on the date the purchase period ends. The purchase rights may be terminated by the participant at any time. The balance in the participant's account, including accrued interest, which is credited to the participant's account based on the participant's contributions proportionate to the total contributions of all participants, will be returned to the participant upon such termination. In addition, if the participant's employment is terminated, any outstanding purchase rights are terminated and the balance in the payroll deduction account will be returned to the participant. If the participant dies or is permanently disabled, the participant's estate or the participant has the option to receive the balance in the payroll deduction account or purchase the shares at the end of the purchase period.

        The Plan provides for automatic purchase of shares from the funds deducted from the participant's pay and earnings thereon at the end of the purchase period, subject to a pro-rata allocation if the Stock Purchase Plan is oversubscribed.

        Participants should refer to the Plan document for a more complete description of the Plan's provisions. Participants should refer to the Company's filing on Form 10K for year ended September 30, 2002, for a complete presentation of the Company's financial position, results of operations and risks and uncertanties.

Note B. Plan Termination

        The Plan was terminated December 31, 2001. All benefits have been distributed to participants with no assets remaining in the Plan.

        In Janaury 2002, the new 10-year 4-D Neuroimaging Employee Stock Purchase Plan, or ESPP, was approved by the Board of Directors and approval was granted by the shareholders at the annual shareholder meeting held March 15, 2002. The first purchase period began October 15, 2002 and will run through April 14, 2003.

        The ESPP is a successor to the Company's 1992 Employee Stock Purchase Plan. The maximum number of shares of common stock initially reserved for issuance over the term of the ESPP is 3,000,000 shares.

        The ESPP is designed to provide eligible employees of the Company and participating affiliates with the continuing opportunity to purchase shares of common stock at semi-annual intervals through their accumulated periodic payroll deductions.

Note C. Summary of Significant Accounting Policies

Basis of Accounting

        The Plan financial statements are prepared on the accrual basis of accounting.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less. Cash equivalents, consisting principally of money market accounts, are stated at cost, which approximates market value. Cash and cash equivalents are held in a Company administered bank account and all investment decisions are directed by the Plan Administrator.

Interest Income

        Interest income is recorded on the accrual basis.

Administrative Expenses of the Plan

        All expenses incurred in the administration of the Plan are paid by the Company.

Contributions

        Contributions to the Plan originate from after-tax payroll deductions of the participants.

Benefits Paid

        Benefits paid represent the cost to the participants of the stock acquired as well as any cash payouts due to terminations or elections by the participants.

Income Taxes

        The Plan Administrator believes that the Plan was established under, and is operated in compliance with, Section 423 of the Internal Revenue Code. Therefore, the Plan Administrator believes the Plan and earnings of the Plan are tax exempt as of the financial statement date.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

BIOMAGNETIC TECHNOLOGIES, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN
By	/s/ D. SCOTT BUCHANAN D. Scott Buchanan Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan Administrative Committee	Date: January 17, 2003

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BIOMAGNETIC TECHNOLOGIES, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN Index To Financial Statements
REPORT OF INDEPENDENT ACCOUNTANTS
BIOMAGNETIC TECHNOLOGIES, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
BIOMAGNETIC TECHNOLOGIES, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
BIOMAGNETIC TECHNOLOGIES, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN NOTES TO FINANCIAL STATEMENTS
SIGNATURES